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                                    CONSENT

I consent to the use of my name and statements related to me in Admendment No. 2 to the Form SB-2 Registration Statement of NAVIDEC, Inc. I have also agreed to serve on the Board of Directors of NAVIDEC, Inc. upon completion of its initial public offering.



-------------------------
Lloyd G. Chavez, Jr.

Dated: November 27, 1996